Exhibit 2.1

[FORM OF]

PLAN OF CONVERSION

Converting

Zentalis Pharmaceuticals, LLC

(a Delaware limited liability company)

into

Zentalis Pharmaceuticals, Inc.

(a Delaware corporation)

THIS PLAN OF CONVERSION (this “Plan”), dated as of                 , 2020, is hereby adopted and approved by Zentalis Pharmaceuticals, LLC, a limited liability company formed under the laws of Delaware (the “LLC”), to set forth the terms, conditions and procedures governing the conversion of the LLC to a Delaware corporation pursuant to Section 18-216 of the Delaware Limited Liability Company Act (the “DLLCA”) and Section 265 of the Delaware General Corporation Law (the “DGCL”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Second Amended and Restated Limited Liability Company Agreement of the LLC, dated as of September 6, 2019 (the “LLC Agreement”), by and among the LLC and the Members.

WHEREAS, the LLC is a limited liability company formed and existing under the laws of the State of Delaware and is operating under the LLC Agreement;

WHEREAS, the Board, in connection with a proposed public offering (the “IPO”) of common stock by the Corporation (as defined below), has determined that it is in the best interests of the LLC for the LLC to convert to a Delaware corporation pursuant to Section 18-216 of the DLLCA and Section 265 of the DGCL upon the terms and conditions and in accordance with the procedures set forth herein, and the Board has authorized and approved the IPO and the Conversion (as defined below) and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith;

WHEREAS, pursuant to Section 9.9(a)(y) of the LLC Agreement, (a) the Preferred Members holding a majority of outstanding Series A Preferred Units, (b) Preferred Members holding a majority of outstanding Series B Preferred Units and (c) the Preferred Members holding a majority of outstanding Series C Preferred Units, each voting as a separate class (a “Preferred Super Approval”), have executed a written consent electing to convert all outstanding Preferred Units into Common Units on a one-for-one basis, such conversion to be effective immediately prior to the Effective Time (as defined below); and

WHEREAS, pursuant to Sections 6 and 8 of the LLC Agreement, the Board and the requisite Members for receipt of a Preferred Supper Approval have the authority to cause, and have each executed a written consent authorizing and consenting to, the conversion of the LLC to a corporation in accordance with the terms of the LLC Agreement and this Plan.

NOW, THEREFORE, the LLC does hereby adopt this Plan to effectuate the conversion of the LLC to a Delaware corporation as follows:

1.    Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the DLLCA and the DGCL, including without limitation Section 18-216 of the DLLCA and Section 265 of the DGCL, the LLC shall convert (the “Conversion”) to a Delaware corporation named “Zentalis Pharmaceuticals, Inc.” (the “Corporation”) at the Effective Time. The Corporation shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Corporation shall be deemed to have commenced on the date the LLC commenced its existence. The Conversion shall not affect any obligations or liabilities of the LLC incurred prior to the Effective Time. The LLC shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not constitute a dissolution of the LLC and shall constitute a continuation of the existence of the LLC in the form of a Delaware corporation. Upon the Effective Time, all of the rights, privileges and powers of the LLC, and all property and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of the Conversion, and all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it in its capacity as a corporation.

2.    Certificate of Conversion; Certificate of Incorporation; Effective Time. The Conversion shall be effected by the filing with the Secretary of State of the State of Delaware of: (a) a duly executed Certificate of Conversion, substantially in the form of Exhibit A attached hereto (the “Certificate of Conversion”), and (b) a duly executed Certificate of Incorporation of the Corporation, in the form of Exhibit B attached hereto (the “Certificate of Incorporation”). The Conversion shall be effective immediately upon the filing of (i) the Certificate of Conversion and (ii) the Certificate of Incorporation with the Secretary of State of the State of Delaware or at such later time as may be specified in both the Certificate of Conversion and the Certificate of Incorporation (such time of effectiveness, the “Effective Time”).

3.    Bylaws of the Corporation. As promptly as practical following the Effective Time, the board of directors of the Corporation shall adopt the Bylaws of the Corporation in substantially the form of Exhibit C attached hereto (the “Bylaws”). From and after the Effective Time, except as set forth in Section 7 below, the LLC Agreement shall terminate and no longer govern the affairs of the Corporation, but instead the affairs of the Corporation shall be governed by the DGCL, the Certificate of Incorporation and, following their adoption by the board of directors of the Corporation, the Bylaws.

4.    Directors and Officers. At the Effective Time, (a) the members of the Board of the LLC as of the Effective time shall be the members of the board of directors of the Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal and (b) the officers of the LLC as of the Effective Time shall be the officers of the Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The LLC and, after the Effective Time, the Corporation and its board of directors shall take all necessary actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Corporation.

5.    Effect of the Conversion on Equity Interests in the LLC.

(a)    Conversion of Outstanding Securities. Subject to the terms and conditions of this Plan, at the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the LLC, the Corporation or any holder of Units:

(i)    each Unit of the LLC that is outstanding immediately prior to the Effective Time, other than Class B Common Units, shall be converted into [1.4623] share of common stock, par value $0.001 per share, of the Corporation (“Common Stock”), and as of the Effective Time each such share of Common Stock shall be duly and validly issued, fully paid and nonassessable; and

(ii)    each Class B Common Unit that is outstanding immediately prior to the Effective Time shall be converted into (A) [1.4623] multiplied by (B) a number of shares of Common Stock based upon the relative value of the Class B Common Units to Class A Common Units as of the Effective Date, assuming the Company: (x) sold all of its assets for their fair market value (as a going concern) (with such fair market value determined based on the implied value of the LLC at the assumed IPO price per share), (y) paid its liabilities, and (z) distributed the remaining proceeds of such sale in the same manner as a Deemed Liquidation Event (and, for this purpose, assuming that such Deemed Liquidation Event occurred prior to any conversion of the Preferred Units into Class A Common Units effected in connection with the Conversion, and after taking into account any final adjustment to capital accounts to reflect book value pursuant to the LLC Agreement), and as of the Effective Time each such share of Common Stock shall be duly and validly issued, fully paid and nonassessable.

(b)    No Further Ownership Rights in Units. All shares of Common Stock into which Units are converted pursuant to the Conversion in accordance with the terms of this Plan shall be deemed to have been issued in full satisfaction of all rights pertaining to such Units. Immediately following the Effective Time, Units shall cease to exist, and the holder of any Units immediately prior to the Effective Time shall cease to have any rights with respect thereto.

(c)    No Impact on Vesting Restrictions and Repurchase Rights. The conversion of Units pursuant to this Plan will not limit, impair or otherwise modify any vesting restrictions or repurchase rights with respect to any equity issued by the LLC to any officer or employee of the LLC or any other person, which vesting restrictions and repurchase rights shall continue to apply to the shares of Common Stock issued hereby to any such persons until the expiration of such vesting restrictions and repurchase rights in accordance with their terms.

(d)    Transfer Books. At the Effective Time, there shall be no further registration of transfers on the transfer books of the LLC of any Units that were outstanding immediately prior to the Effective Time, except that the provisions of Section 9.10 of the LLC Agreement (“IPO Lock Up”) shall continue to apply to the former members of the LLC (who will become stockholders in the Corporation) and the shares of Common Stock issued in the Conversion in accordance with the provisions thereof as if no such termination had occurred.

(e)    Registration in Book-Entry. Shares of Common Stock issued in connection with the Conversion shall be uncertificated, and the Corporation shall register, or cause to be registered, such shares into which each outstanding Unit shall have been converted as a result of the Conversion in book-entry form, with a proper notation thereon to reflect the application of the IPO Lock Up.

(f)    Conversion of Plans. As of the Effective Time, the Corporation shall automatically, by virtue the Conversion, assume the Zentalis Pharmaceuticals, Inc. 2020 Incentive Award Plan (the “2020 Plan”) and the Zentalis Pharmaceuticals, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) and all references therein to LLC or Corporation shall be deemed automatically to be references to Corporation and the references to the securities to be issued pursuant to awards thereunder shall be references to the Common Stock. The parties acknowledge that the 2020 Plan provides for a share reserve of 5,600,000 shares of Common Stock pursuant to its terms (which number assumes and gives effect to the Conversion), plus such additional shares that may become available for issuance under the 2020 Plan pursuant to its terms by virtue of forfeitures, surrenders or otherwise, and an aggregate of 60,000,000 shares of Common Stock may be issued pursuant to the award of incentive stock options under the 2020 Plan (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended) (which number assumes and gives effect to the Conversion). The 2020 Plan permits the issuance of awards thereunder, including incentive stock options, to all employees of the Corporation and its subsidiaries, although no awards have been granted under the 2020 Plan prior to the Effective Time. Following the Effective Time and after giving effect to the Conversion, there will continue to be 5,600,000 shares of Corporation Common Stock reserved for issuance under the 2020 Plan, plus such additional shares that may become available for issuance under the 2020 Plan pursuant to its terms by virtue of forfeitures, surrenders or otherwise, and an aggregate of 60,000,000 shares may be issued pursuant to the award of incentive stock options under the 2020 Plan (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended), pursuant to its terms which may be issued to employees of Corporation and its subsidiaries. The parties acknowledge that the ESPP provides for a share reserve of 450,000 shares of Common Stock pursuant to its terms (which number assumes and gives effect to the Conversion), plus such additional shares that may become available for issuance under the ESPP pursuant to its terms by virtue of forfeitures, surrenders or otherwise, and no more than an aggregate of 15,450,000 shares of Common Stock may be issued pursuant to the ESPP pursuant to its terms (which number assumes and gives effect to the Conversion). The ESPP permits the purchase of shares thereunder by employees of the Corporation and its subsidiaries. Following the Effective Time and after giving effect to the Conversion, there will continue to be 450,000 shares of Corporation Common Stock reserved for issuance under the ESPP, plus such additional shares that may become available for issuance under the ESPP pursuant to its terms by virtue of forfeitures, surrenders or otherwise, which may be issued to employees of Corporation and its subsidiaries, and no more than an aggregate of 15,450,000 shares of Common Stock may be issued pursuant to the ESPP pursuant to its terms.

6.    Licenses, Permits, Titled Property, Etc. As applicable, following the Effective Time, to the extent required, the Corporation shall apply for new state tax identification numbers, qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation. As required or appropriate, following the Effective Time, all real, personal and intangible property of the LLC which was titled or registered in the name of the LLC shall be re-titled or re-registered, as applicable, in the name of the Corporation by appropriate filings and/or notices to the appropriate parties (including, without limitation, any applicable governmental agencies). In addition, following the Effective Time, the LLC’s customer, vendor and other communications (e.g., business cards, letterhead, websites, etc.) shall be revised to reflect the Conversion and the Corporation’s corporate status.

7.    Termination of LLC Agreement. As of the Effective Time, the LLC Agreement shall be terminated and of no further force and effect, except that Section 9.10 of the LLC Agreement shall survive and continue to apply to the former members of the LLC (who will become stockholders in the Corporation) and the shares of Common Stock issued in the Conversion in accordance with the provisions thereof. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto from any liability arising in connection with any breach by such party of the LLC Agreement, arising prior to the Effective Time.

8.    Further Assurances. If, at any time after the Effective Time, the Corporation shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC, or (b) to otherwise carry out the purposes of this Plan, the Corporation and its proper officers and directors (or their designees) are hereby authorized to solicit in the name of the LLC any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the LLC, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the LLC, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC and otherwise to carry out the purposes of this Plan.

9.    Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board and, following the Effective Time, by the board of directors of the Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the LLC or any officers of the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board at any time prior to the Effective Time may terminate, amend or modify this Plan. Upon such termination of this Plan, if the Certificate of Conversion and the Certificate of Incorporation have been filed with the Secretary of State of the State of Delaware, but have not become effective, any person or entity that was authorized to execute, deliver and file such certificates may execute, deliver and file a Certificate of Termination of such certificates.

10.    Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as express provided herein.

11.    Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

12.    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

IN WITNESS WHEREOF, the LLC has caused this Plan to be executed by its duly authorized representative as of the date first stated above.

Zentalis Pharmaceuticals, LLC

By:
Name:
Title:

[Signature Page to Plan of Conversion]

EXHIBIT A

Form of Certificate of Conversion

[See Exhibit 2.2 to the Registration Statement]

EXHIBIT B

Form of Certificate of Incorporation

[See Exhibit 3.1 to the Registration Statement]

EXHIBIT C

Form of Bylaws

[See Exhibit 3.2 to the Registration Statement]